UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 7)*


        Empresas ICA Sociedad Controladora, S.A. de C.V.(1)(the "Issuer")
--------------------------------------------------------------------------------
                                (Name of Issuer)

       American Depositary Shares ("ADSs"), each representing six Ordinary
           Participation Certificates ("CPOs"), each representing one
                    Ordinary Share of Common Stock ("Shares")
   -----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   292448107(2)
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Rafael Robles Miaja
                         Franck, Galicia y Robles, S.C.
                        Boulevard Manuel Avila Camacho 24
                                Torre del Bosque
                                     Piso 7
                          Colonia: Lomas de Chapultepec
                            Mexico City 11000, Mexico
                                (5255) 5540-9225
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                 March 18, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |_|.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------

1    Translation of Issuer's Name: The ICA Corporation Holding Company.

2 CUSIP number is for the ADSs only. No CUSIP number exists for the underlying Shares, as the Shares are not traded in the United States.

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Carlos Slim Helu

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES           7   SOLE VOTING POWER
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   83,787,198 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   83,787,198  Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         83,787,198  Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.5% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Carlos Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   83,787,198  Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   83,787,198  Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         83,787,198  Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.5% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Marco Antonio Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   83,787,198 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   83,787,198 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         83,787,198 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.5% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Patrick Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   83,787,198 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   83,787,198 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         83,787,198 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.5% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Maria Soumaya Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   83,787,198 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   83,787,198 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         83,787,198 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.5% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Vanessa Paola Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   83,787,198 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   83,787,198 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         83,787,198 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.5% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Johanna Monique Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   83,787,198  Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   83,787,198 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         83,787,198 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.5% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Carso Global Telecom, S.A. de C.V.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   0 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   0 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Grupo Financiero Inbursa, S.A. de C.V.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         OO  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   83,787,198 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   83,787,198 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         83,787,198  Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |_|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.5% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Telefonos de Mexico, S.A. de C.V.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   0 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   0 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Trust No. F/0008

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         OO  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                        217,135,570 Shares (See Items 5(a) and 5(b))

                               8   SHARED VOTING POWER

                               9   SOLE DISPOSITIVE POWER

                                   217,135,570 Shares (See Items 5(a) and 5(d))

                              10   SHARED DISPOSITIVE POWER



    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         217,135,570 Shares (See Items 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |_|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         11.6% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         EP

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Fundacion Telmex, A.C.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         OO  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                        23,375,700 Shares (See Items 5(a) and 5(b))

                               8   SHARED VOTING POWER

                               9   SOLE DISPOSITIVE POWER

                                   23,375,700 Shares (See Items 5(a) and 5(d))

                              10   SHARED DISPOSITIVE POWER



    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         23,375,700 Shares (See Items 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |_|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.3% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.           Security and Issuer.

                  This Amendment No. 7 (the "Seventh Amendment") amends the
Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on October 24, 2003 (the "Schedule 13D"), as subsequently amended, by the Reporting Persons (as defined in the Schedule 13D), with respect to the Ordinary Shares of Common Stock ("Shares") of Empresas ICA Sociedad Controladora, S.A. de C.V. (the "Issuer"). Capitalized terms used but not otherwise defined in this Seventh Amendment have the meanings ascribed to such terms in the Schedule 13D, as amended.

                  As of March 15, 2004, ownership by the Reporting Persons of Shares no longer includes beneficial ownership of the Shares into which the Issuer's 5% Convertible Subordinated Debentures due 2004 ("Convertible Debentures") were convertible, as had been previously reported in the Schedule 13D, as amended. Pursuant to the terms of the Indenture under which they were issued, the Convertible Debentures matured on March 15, 2004, without the Reporting Persons converting such Convertible Debentures into Shares.

Item 2.           Identity and Background.

                  As of March 15, 2004, Inmobiliaria Carso S.A. de C.V. and Orient Star Holdings LLC ceased to be Reporting Persons because the only Shares beneficially held, directly or indirectly, by these entities were Convertible Debentures that matured on March 15, 2004 without such entities exercising their conversion right.

                  Updated lists of the names, addresses, occupations and citizenship of the Reporting Persons and the executive officers and directors of each of Carso Global Telecom, S.A. de C.V, Grupo Financiero Inbursa, S.A. de C.V. and Telefonos de Mexico, S.A. de C.V. are set forth in Schedule I attached hereto.

Item 3.           Source and Amount of Funds or Other Consideration.

                  No Shares were purchased by the Reporting Persons since Amendment No. 6 to the Schedule 13D was filed with the Commission on March 10, 2004.

Item 5.           Interest in Securities of the Issuer.

         (a) The Reporting Persons have the following direct interests in Shares (as described in Amendment No. 2 to the Schedule 13D, filed with the Commission on December 12, 2003, in Item 4, all Shares held by the Reporting Persons are held in the form of CPOs):



                                                    Shares(1)
                                  ----------------------------------------------
                                         Number                     % of Class
                                  ----------------------  ----------------------
GFI.............................          83,787,198                     4.5%
Trust(2)........................         217,135,570                    11.6
Fundacion Telmex(3).............          23,375,700                     1.3


(1)      Based upon 1,865,054,114 Shares outstanding as of January 9, 2004.

(2) The other Reporting Persons disclaim beneficial ownership of Shares beneficially owned by the Trust.

(3) The other Reporting Persons disclaim beneficial ownership of Shares beneficially owned by Fundacion Telmex.

         (c) All transactions in Shares effected by the Reporting Persons since the most recent filing on Schedule 13D are listed in Schedule II hereto.

         (e) As of March 15, 2004, Inmobiliaria Carso S.A. de C.V. and Orient Star Holdings LLC ceased to be, directly or indirectly, beneficial owners of any Shares of the Issuer.

* The Powers of Attorney and Joint Filing Agreement filed as exhibits to the Schedule 13D are hereby incorporated herein by reference.

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Carlos Slim Helu                       By: /s/ Eduardo Valdes Acra
                                                    ----------------------------
         -------------------------------------      Eduardo Valdes Acra
                                                    Attorney-in-Fact
         Carlos Slim Domit                          March 22, 2004

         -------------------------------------

         Marco Antonio Slim Domit

         -------------------------------------

         Patrick Slim Domit

         -------------------------------------

         Maria Soumaya Slim Domit

         -------------------------------------

         Vanessa Paola Slim Domit

         -------------------------------------

         Johanna Monique Slim Domit

         -------------------------------------

         CARSO GLOBAL TELECOM, S.A. DE C.V.

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         GRUPO FINANCIERO INBURSA, S.A. DE C.V.

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         TELEFONOS DE MEXICO, S.A. DE C.V.

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         BANCO INBURSA S.A., INSTITUCION DE
         BANCA MULTIPLE, GRUPO FINANCIERO
         INBURSA, DIVISION FIDUCIARIA, AS
         TRUSTEE OF TRUST NO. F/0008

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         FUNDACION TELMEX, A.C.

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

                                   SCHEDULE I

          All of the individuals listed below are citizens of Mexico.



                                 THE SLIM FAMILY
Paseo de las Palmas 736, Colonia Lomas de Chapultepec, 11000 Mexico D.F., Mexico



Name                                    Principal Occupation
----                                    --------------------

Carlos Slim Helu                        Chairman of the Board of Telefonos de
                                        Mexico, S.A. de C.V., America Movil,
                                        S.A. de C.V. and Carso Global Telecom,
                                        S.A. de C.V.

Carlos Slim Domit                       Chairman of Grupo Carso, S.A. de C.V.
                                        and President of Grupo Sanborns, S.A. de
                                        C.V.

Marco Antonio Slim Domit                Chairman of Grupo Financiero Inbursa,
                                        S.A. de C.V.

Patrick Slim Domit                      Vice President of Commercial Markets of
                                        Telefonos de Mexico, S.A. de C.V.

Maria Soumaya Slim Domit                President of Museo Soumaya

Vanessa Paola Slim Domit                Private Investor

Johanna Monique Slim Domit              Private Investor

                       CARSO GLOBAL TELECOM, S.A. de C.V.
    Insurgentes Sur 3500, Col. Pena Pobre Tlalpan, 14060 Mexico D.F., Mexico

Name and Position                                               Principal Occupation
-----------------                                               --------------------
Directors

Carlos Slim Helu (Director and Chairman                         Chairman of the Board of Telefonos de Mexico, S.A.
Emeritus of the Board)                                          de C.V. and Carso Global Telecom, S.A. de C.V.

Jaime Chico Pardo (Director and Vice                            President of Telefonos de Mexico, S.A. de C.V. and
Chairman of the Board)                                          Vice President of Carso Global Telecom, S.A. de C.V.

Claudio X. Gonzalez Laporte (Director)                          Chairman of the Board of Kimberly Clark de Mexico,
                                                                S.A. de C.V.
Humberto Gutierrez-Olvera Zubizarreta (Director)                President of Grupo Carso, S.A. de C.V.

Juan Antonio Perez Simon (Director)                             Vice-Chairman of Telefonos de Mexico, S.A. de C.V.
                                                                and Chairman of the Board of Sanborns Hermanos S.A.

Carlos Slim Domit (Director and Chairman of the Board)          Chairman of Grupo Carso, S.A. de C.V. and President
                                                                of Grupo Sanborns, S.A. de C.V.
Executive Officers

Armando Ibanez (Chief Financial Officer)                        Chief Financial Officer of Carso Global Telecom,
                                                                S.A. de C.V.

                     GRUPO FINANCIERO INBURSA, S.A. de C.V.
   Paseo de las Palmas 736, Col. Lomas Chapultepec, 11000 Mexico D.F., Mexico

Name and Position                                               Principal Occupation
-----------------                                               --------------------
Directors

Carlos Slim Helu (Chairman Emeritus)                            Chairman of the Board of Telefonos de Mexico, S.A.
                                                                de C.V., America Movil, S.A. de C.V. and Carso
                                                                Global Telecom, S.A. de C.V.
Marco Antonio Slim Domit                                        Chairman of Grupo Financiero Inbursa, S.A. de C.V.
(Chairman of the Board)

Eduardo Valdes Acra                                             Chief Executive Officer of Inversora Bursatil, S.A.
(Vice-Chairman of the Board)                                    de C.V.

Agustin Franco Macias (Director)                                Chairman of Infra, S.A. de C.V.

Claudio X. Gonzalez Laporte (Director)                          Chairman of the Board of Kimberly Clark de Mexico,
                                                                S.A. de C.V.

Jose Kuri Harfush (Director)                                    President of Productos Dorel S.A. de C.V.

Juan Antonio Perez Simon (Director)                             Vice-Chairman of Telefonos de Mexico, S.A. de C.V.

David Ibarra Munoz (Director)                                   Independent Economist

Executive Officers

Marco Antonio Slim Domit (President)                            President of Grupo Financiero Inbursa, S.A. de C.V.


                        TELEFONOS DE MEXICO, S.A. DE C.V.
         Parque Via 190, Colonia Cuauhtemoc, 06599 Mexico, D.F., Mexico

Name and Position                                               Principal Occupation
-----------------                                               --------------------
Directors

Carlos Slim Helu (Chairman)                                     Chairman of the Board of Telefonos de Mexico, S.A.
                                                                de C.V., America Movil, S.A. de C.V. and Carso
                                                                Global Telecom, S.A. de C.V.

Carlos Slim Domit (Co-Chairman)                                 Chairman of the Board of Grupo Carso, S.A. de C.V.,
                                                                Grupo Sanborns, S.A. de C.V.; Member of the Board of
                                                                Carso Global Telecom, S.A. de C.V. and America
                                                                Telecom, S.A. de C.V.

Jaime Chico Pardo (Vice Chairman; Member of the Executive       Chief Executive Officer of Telefonos de Mexico, S.A.
Committee)                                                      de C.V.

Emilio Azcarraga Jean (Director)                                President of Grupo Televisa, S.A. de C.V.

Antonio Cosio Arino (Director; Alternate Member of the          General manager of Cia Industrial de Tepeji del Rio,
Executive Committee)                                            S.A. de C.V.

Amparo Espinosa Rugarcia (Director)                             President of the Center for Women's Studies in
                                                                 Mexico City

Elmer Franco Macias (Director)                                  President and Director of Grupo Infra, S.A. de C.V.

Angel Losada Moreno (Director)                                  Chief Executive Officer of Grupo Gigante, S.A. de C.V.

Romulo O'Farrill Jr. (Director)                                 Chairman and General Manager of Novedades Editores,
                                                                S.A. de C.V.

Juan Antonio Perez Simon (Vice Chairman; Member of the          Chairman of the Board of Directors and Member of the
Executive Committee)                                            Executive Committee of Sanborns Hermanos, S.A., and
                                                                member of the board of directors of America Telecom

Fernando Senderos Mestre (Director)                             Chairman of the Board and Chief Executive Officer of
                                                                Desc, S.A. de C.V.

Marco Antonio Slim Domit (Director; Alternate Member of the     President and Director of Grupo Financiero Inbursa,
Executive Committee)                                            S.A. de C.V.

James W. Callaway (Director)                                    Group president of SBC Communications, Inc.,
                                                                International Operations

Mark E. Royse (Director; Member of the Executive Committee)     President of SBC International Management Services,
                                                                Inc.

Janet M. Duncan (Director; Alternate Member of the Executive    Director of Finance, SBC International Management
Committee)                                                      Services, Inc.

Rafael Kalach Mizrahi (Director)                                Chairman and chief executive officer of Grupo
                                                                Kaltex, S.A. de C.V.

Ricardo Martin Bringas (Director)                               Chief executive officer of Organizacion Soriana,
                                                                S.A. de C.V.


Executive Officers

Jaime Chico Pardo                                               Chief Executive Officer

Adolfo Cerezo Perez                                             Chief Financial Officer


                                   SCHEDULE II

     Since the most recent filing on Schedule 13D, the Reporting Persons set forth below effected the following transactions in Shares on the Bolsa Mexicana de Valores, S.A. de C.V. (the Mexican Stock Exchange).

                             Type of                                          Number of          Price per Share
    Reporting Person       Transaction              Trade Date                 Shares          (in Mexican Pesos)
          Trust                Sale               March 9, 2004                 15,000                 3.66
          Trust                Sale               March 9, 2004                 35,000                 3.66
          Trust                Sale               March 9, 2004                  7,400                 3.65
          Trust                Sale               March 9, 2004                 30,000                 3.65
          Trust                Sale               March 9, 2004                 12,600                 3.65
          Trust                Sale               March 9, 2004                 22,400                 3.65
          Trust                Sale               March 9, 2004                 27,600                 3.65
          Trust                Sale               March 9, 2004                100,000                 3.66
          Trust                Sale               March 9, 2004                 10,000                 3.66
          Trust                Sale               March 9, 2004                 22,000                 3.66
          Trust                Sale               March 9, 2004                 18,000                 3.66
          Trust                Sale               March 9, 2004                112,400                 3.65
          Trust                Sale               March 9, 2004                  1,000                 3.65
          Trust                Sale               March 9, 2004                 20,000                 3.65
          Trust                Sale               March 9, 2004                 16,600                 3.65
          Trust                Sale               March 9, 2004                  8,400                 3.65
          Trust                Sale               March 9, 2004                 75,000                 3.65
          Trust                Sale               March 9, 2004                 16,600                 3.65
          Trust                Sale               March 9, 2004                  3,400                 3.65
          Trust                Sale               March 9, 2004                146,600                 3.65
          Trust                Sale               March 10, 2004                81,400                 3.64
          Trust                Sale               March 10, 2004                18,600                 3.64
          Trust                Sale               March 10, 2004                79,900                 3.64
          Trust                Sale               March 10, 2004               120,000                 3.64
          Trust                Sale               March 10, 2004                   100                 3.64
          Trust                Sale               March 10, 2004               150,000                 3.64
          Trust                Sale               March 10, 2004                 3,000                 3.64
          Trust                Sale               March 10, 2004                 6,400                 3.64
          Trust                Sale               March 10, 2004               150,000                 3.64
          Trust                Sale               March 11, 2004                10,000                 3.55
          Trust                Sale               March 11, 2004                90,000                 3.55
          Trust                Sale               March 11, 2004               200,000                 3.54
          Trust                Sale               March 11, 2004                50,000                 3.53
          Trust                Sale               March 11, 2004                12,600                 3.53
          Trust                Sale               March 11, 2004                87,400                 3.53
          Trust                Sale               March 11, 2004                12,600                 3.53
          Trust                Sale               March 11, 2004                87,400                 3.53
          Trust                Sale               March 11, 2004                16,900                 3.54
          Trust                Sale               March 11, 2004                33,100                 3.54
          Trust                Sale               March 11, 2004                50,000                 3.55
          Trust                Sale               March 11, 2004                33,500                 3.55
          Trust                Sale               March 11, 2004                16,500                 3.55
          Trust                Sale               March 11, 2004                73,200                 3.56
          Trust                Sale               March 11, 2004                26,800                 3.56
          Trust                Sale               March 11, 2004                73,200                 3.56
          Trust                Sale               March 11, 2004                26,800                 3.56
          Trust                Sale               March 11, 2004                80,000                 3.57
          Trust                Sale               March 11, 2004                 5,000                 3.57
          Trust                Sale               March 11, 2004                 8,400                 3.57
          Trust                Sale               March 11, 2004                 6,600                 3.55
          Trust                Sale               March 11, 2004                28,400                 3.55
          Trust                Sale               March 11, 2004                 1,000                 3.55
          Trust                Sale               March 11, 2004               250,000                 3.55
          Trust                Sale               March 11, 2004                85,000                 3.55
          Trust                Sale               March 11, 2004                 1,000                 3.55
          Trust                Sale               March 11, 2004                50,000                 3.55
          Trust                Sale               March 11, 2004                50,000                 3.55
          Trust                Sale               March 11, 2004               300,000                 3.55
          Trust                Sale               March 11, 2004                34,600                 3.55
          Trust                Sale               March 11, 2004                 5,400                 3.55
          Trust                Sale               March 11, 2004                44,600                 3.55
          Trust                Sale               March 11, 2004                 5,400                 3.55
          Trust                Sale               March 11, 2004               144,600                 3.55
          Trust                Sale               March 11, 2004               199,200                 3.55
          Trust                Sale               March 11, 2004                   800                 3.55
          Trust                Sale               March 11, 2004                37,100                 3.54
          Trust                Sale               March 11, 2004                62,900                 3.54
          Trust                Sale               March 11, 2004                 5,400                 3.53
          Trust                Sale               March 11, 2004                30,000                 3.53
          Trust                Sale               March 11, 2004                50,000                 3.53
          Trust                Sale               March 11, 2004                71,000                 3.52
          Trust                Sale               March 11, 2004                26,000                 3.52
          Trust                Sale               March 11, 2004               100,000                 3.52
          Trust                Sale               March 11, 2004               100,000                 3.52
          Trust                Sale               March 11, 2004                17,600                 3.52
          Trust                Sale               March 11, 2004               100,000                 3.53
          Trust                Sale               March 11, 2004               100,000                 3.53
          Trust                Sale               March 11, 2004                 7,600                 3.52
          Trust                Sale               March 11, 2004                 5,800                 3.51
          Trust                Sale               March 11, 2004                50,000                 3.51
          Trust                Sale               March 11, 2004                36,600                 3.51
          Trust                Sale               March 17, 2004                35,300                 3.73
          Trust                Sale               March 17, 2004               100,000                 3.73
          Trust                Sale               March 17, 2004               350,000                 3.73
          Trust                Sale               March 17, 2004                92,400                 3.73
          Trust                Sale               March 17, 2004                22,300                 3.73
          Trust                Sale               March 17, 2004               100,000                 3.73
          Trust                Sale               March 17, 2004                91,000                 3.72
          Trust                Sale               March 17, 2004               200,000                 3.72
          Trust                Sale               March 17, 2004                 9,000                 3.72
          Trust                Sale               March 17, 2004               101,700                 3.73
          Trust                Sale               March 17, 2004               100,000                 3.73
          Trust                Sale               March 17, 2004               298,300                 3.73
          Trust                Sale               March 17, 2004                91,000                 3.72
          Trust                Sale               March 17, 2004                 8,000                 3.72
          Trust                Sale               March 17, 2004               300,000                 3.72
          Trust                Sale               March 17, 2004                 1,000                 3.72
          Trust                Sale               March 17, 2004               100,000                 3.72
          Trust                Sale               March 17, 2004                39,000                 3.72
          Trust                Sale               March 17, 2004               261,000                 3.72
          Trust                Sale               March 17, 2004                39,000                 3.72
          Trust                Sale               March 17, 2004               261,000                 3.72
          Trust                Sale               March 17, 2004                39,000                 3.72
          Trust                Sale               March 17, 2004               250,000                 3.72
          Trust                Sale               March 17, 2004                11,000                 3.72
          Trust                Sale               March 17, 2004               100,000                 3.72
          Trust                Sale               March 17, 2004               353,400                 3.72
          Trust                Sale               March 17, 2004               200,000                 3.72
          Trust                Sale               March 17, 2004                46,600                 3.72
          Trust                Sale               March 17, 2004               250,000                 3.72
          Trust                Sale               March 17, 2004                40,000                 3.72
          Trust                Sale               March 17, 2004                34,000                 3.71
          Trust                Sale               March 17, 2004                16,000                 3.71
          Trust                Sale               March 17, 2004                60,000                 3.71
          Trust                Sale               March 18, 2004                50,000                 3.67
          Trust                Sale               March 18, 2004                20,000                 3.68
          Trust                Sale               March 18, 2004                 7,000                 3.66
          Trust                Sale               March 18, 2004                43,000                 3.66
          Trust                Sale               March 18, 2004                50,000                 3.65
          Trust                Sale               March 18, 2004                30,000                 3.65
          Trust                Sale               March 18, 2004               100,000                 3.65
          Trust                Sale               March 18, 2004                   500                 3.65
          Trust                Sale               March 18, 2004                80,000                 3.65
          Trust                Sale               March 18, 2004                19,500                 3.65
          Trust                Sale               March 18, 2004                16,100                 3.65
          Trust                Sale               March 18, 2004                50,000                 3.65
          Trust                Sale               March 18, 2004                33,900                 3.65
          Trust                Sale               March 18, 2004                50,000                 3.66
          Trust                Sale               March 18, 2004                10,600                 3.65
          Trust                Sale               March 18, 2004               100,000                 3.65
          Trust                Sale               March 18, 2004               100,000                 3.65
          Trust                Sale               March 18, 2004               750,000                 3.65
          Trust                Sale               March 18, 2004                40,000                 3.65
          Trust                Sale               March 18, 2004                40,000                 3.65
          Trust                Sale               March 18, 2004                 9,400                 3.65
          Trust                Sale               March 18, 2004                 5,800                 3.65
          Trust                Sale               March 18, 2004                20,000                 3.65
          Trust                Sale               March 18, 2004                20,000                 3.65
          Trust                Sale               March 18, 2004                20,000                 3.65
          Trust                Sale               March 18, 2004                20,000                 3.65
          Trust                Sale               March 18, 2004             1,714,200                 3.65
          Trust                Sale               March 18, 2004                92,800                 3.65
          Trust                Sale               March 18, 2004                 7,200                 3.65
          Trust                Sale               March 18, 2004                50,000                 3.70
          Trust                Sale               March 18, 2004                50,000                 3.71
          Trust                Sale               March 18, 2004                40,100                 3.70
          Trust                Sale               March 18, 2004                59,900                 3.70
